UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Registration Statement on
Form S-8
Under the Securities Act of 1933

CALYPSO WIRELESS INC.
(Exact name of Registrant as specified in its charter)

Delaware	13-5671924
(State of Incorporation)	(IRS Employer Identification Number)

5753 N.W. 158th Street, Miami, FL	33014
(Address of Principal Executive Offices)	(Zip Code)

2006 Employee Benefit Plan, as amended
(Full title of the plan)

David Davila, 5753 N.W. 158th Street, Miami, FL 33014 (305) 828-3418
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 4
Exhibit Index begins on sequentially numbered page: 3

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	1,010,000(1)	$0.07(2)	$70,.700	$7.56

(1)
Securities being registered consist of 1,010,000 shares of common stock including 610,000 shares issuable under the 2006 Employee Benefit Plan, as amended, which plan qualifies as an employee benefit plan as defined under Rule 405 of Regulation C and 250,000 shares to former counsel pursuant to a settlement agreement with respect to services rendered to the Registrant and 150,000 shares to former employee pursuant to settlement agreement with respect to services and reimbursement of costs with the Registrant.

(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the closing stock price of the Registrant's common stock on November 8, 2006.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the issuance of 1,010,000 shares of common stock, including 610,000 shares issuable pursuant a Registrant's 2006 Employee Benefit Plan, as amended and 250,000 shares issuable to former counsel to the Registrant pursuant to a settlement agreement with respect to legal services, as follows: 83,333 shares to Ross A. Sears; 83,334 shares to Ross A. Sears II; and 83,333 shares to James C. Crawford and 150,000 shares issuable to former employee pursuant to a settlement agreement with respect to services and reimbursement of costs, as follows: 150,000 shares to Robert Leon.

ITEM 1. PLAN INFORMATION

            The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

ITEM 2. REGISTRANT INFORMATION AND COMPENSATION AGREEMENTS

            The employees participating in the 2006 Employee Benefit Plan shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered to consultants pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant's CEO at 5753 N.W. 158th Street, Miami, FL 33014, telephone number (305) 828-3418.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

            - Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, as filed with the Commission;
            - Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, as filed with the Commission;
            - Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the Commission; and
            - The description of the Registrant's Common Stock is set forth in exhibit 3(a) to the Registrant's Annual Report on Form 10-K for its year ended December 31, 1995, as filed with the Commission.

            All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

            The Registrant's Common Stock, par value $0.001, 200,000,000 shares authorized, is registered under Section 12(g) of the Exchange Act. Reference is made to the Registrant's Annual Report on Form 10-K for its year ended December 31, 1995, as filed with the Commission.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the common stock offered hereby will be passed upon for the Registrant by Rodney Moton, Attorney at Law.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Registrant's Certificate of Incorporation, provides: The Registrant shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of State of Delaware, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Registrant. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice. The Registrant's Certificate of Incorporation, provides: No director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5	Opinion of Rodney Moton., Attorney at Law, regarding legality of the securities attached hereto.
23.1	Consent of Rodney Moton, Attorney at Law, contained in Exhibit 5 attached hereto.
23.2	Consent of John A. Braden., P.C.

ITEM 9. UNDERTAKINGS

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this November 8, 2006.

Calypso Wireless, Inc.
/s/ David Davila
Chief Executive Officer